Exhibit 14.1

QUANTUM ENERGY INC.

CODE OF ETHICS

FOR

THE CHIEF EXECUTIVE OFFICER

THE CHIEF OPERATING OFFICER

THE CHIEF FINANCIAL OFFICER

THE PRESIDENT AND

BOARD OF DIRECTORS

1. Purpose.

The Board of Directors (the “Board”, and each member of the Board, a “Director”) of Quantum Energy Inc., a Delaware corporation (the “Company”) has adopted the following Code of Ethics (the “Code”) to apply to the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and President, as well as to the Directors of the Company. The Code is intended to promote ethical conduct and compliance with laws and regulations, to provide guidance with respect to the handling of ethical issues, to implement mechanisms to report unethical conduct, to foster a culture of honesty and accountability, to deter wrongdoing and to ensure fair and accurate financial reporting.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles. You are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Company’s Chief Operating Officer or the Chair of the Audit Committee, who may consult with the Company’s outside legal counsel as appropriate.

2. Introduction.

The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President and Directors are expected to adhere to a high standard of ethical conduct. The reputation and good standing of the Company depend on how the Company’s business is conducted and how the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. In addition to each of the directives set forth below, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the President and Director shall be guided by the following principles in carrying out their duties and responsibilities on behalf of the Company:

●	Loyalty, Honesty and Integrity. You must not be, or appear to be, subject to influences, interests or relationships that conflict with the best interests of the Company.

●	Observance of Ethical Standards. When carrying out your duties and responsibilities on behalf of the Company, you must adhere to the high ethical standards described in this Code.

●	Accountability. You are responsible for your own adherence and the adherence of the other officers and Directors to whom this Code applies. Familiarize yourself with each provision of this Code and those set forth in the Company’s Policy on Avoidance of Insider Trading and Code of Business Conduct and Ethics.

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3. Integrity of Records and Financial Reporting.

The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and President are responsible for the accurate and reliable preparation and maintenance of the Company’s financial records. Accurate and reliable preparation of financial records is of critical importance to proper management decisions and the fulfillment of the Company’s financial, legal and reporting obligations. As a public company, Quantum Energy Inc. will file annual and periodic reports and makes other filings with the Securities and Exchange Commission (the “SEC”). It is critical that these reports be timely and accurate. The Company expects those officers who have a role in the preparation and/or review of information included in the Company’s SEC filings to report such information accurately and honestly. Reports and documents the Company files with or submits to the SEC, as well as other public communications made by the Company, should contain full, fair, accurate, timely and understandable disclosure.

The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and President are responsible for establishing, and together with the Directors, overseeing adequate disclosure controls and procedures and internal controls and procedures, including procedures which are designed to enable the Company to: (a) accurately document and account for transactions on the books and records of the Company and its subsidiaries; and (b) maintain reports, vouchers, bills, invoices, payroll and service records, performance records and other essential data with care and honesty.

4. Conflicts of Interest.

You must not participate in any activity that could conflict with your duties and responsibilities to the Company. A “conflict of interest” arises when one’s personal interests or activities appear to or may influence that person’s ability to act in the best interests of the Company. Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be disclosed to the Company’s Chief Operating Officer. In addition, because conflicts of interest are not always obvious, you are encouraged to bring questions about particular situations to the attention of the Company’s Chief Operating Officer.

This Code does not describe all possible conflicts of interest that could develop.

Some of the more common conflicts from which you must refrain are set forth below:

●	Family members. You may encounter a conflict of interest when doing business with or competing with organizations in which you have an ownership interest or your family member has an ownership or employment interest. “Family members” include a spouse, parents, children, siblings and in-laws. You must not conduct business on behalf of the Company with family members or an organization with which your family member is associated, unless such business relationship has been disclosed and authorized by the Chair of the Audit Committee.

●	Improper conduct and activities. You may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

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●	Compensation from non-Company sources. You may not accept compensation in any form for services performed for the Company from any source other than the Company.

●	Gifts. You and members of your immediate family may not accept gifts from persons or entities if such gifts are being made in order to influence you in your capacity as an employee or Director of the Company, or if acceptance of such gifts could create the appearance of a conflict of interest.

●	Personal use of Company assets. You may not use Company assets, labor or information for personal use, other than incidental personal use, unless approved by the Chair of the Audit Committee or as part of a compensation or expense reimbursement program.

5. Corporate Opportunities.

The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President and Directors are prohibited from: (a) taking for themselves personally opportunities related to the Company’s business; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company for business opportunities; provided, however, if the Company’s disinterested Directors determine the Company will not pursue such opportunity, after disclosure of all material facts by the individual seeking to pursue the opportunity, the individual may do so.

6. Confidentiality.

You must maintain the confidentiality of information entrusted to you by the Company and any other confidential information about the Company, its business, customers or suppliers, from whatever source, except when disclosure is authorized or legally mandated. For purposes of this Code, “confidential information” includes all non-public information relating to the Company, its business, customers or suppliers.

7. Compliance with Laws, Rules and Regulations.

It is the policy of the Company to comply with all applicable laws, rules and regulations, and the Company expects its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President and Directors shall carry out their responsibilities on behalf of the Company in accordance with such laws, rules and regulations and to refrain from illegal conduct.

8. Encouraging the Reporting of any Illegal or Unethical Behavior.

The Company is committed to operating according to the highest standards of business conduct and ethics and to maintaining a culture of ethical compliance. The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President and Directors should promote an environment in which the Company: (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules and regulations to appropriate personnel; and (c) informs employees that the Company will not allow retaliation for reports made in good faith.

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9. Waivers.

It is the Company’s policy that waivers of this Code will not be granted except in exigent circumstances. Any waivers of this Code may only be granted by a majority of the Board after disclosure of all material facts by the individual seeking the waiver. Any waiver of this Code will be promptly disclosed as required by law or stock exchange regulation.

10. Conclusion.

You should communicate any suspected violations of this Code promptly to the Chair of the Audit Committee or to the Company’s Chief Operating Officer. Violations will be taken seriously and investigated by the Board or by a person or persons designated by the Board and appropriate disciplinary action will be taken in the event of any violations of the Code.

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